Exhibit 10.2

EXECUTIVE VERSION

FOURTH AMENDMENT AND LIMITED WAIVER AND CONSENT TO THE SENIOR SECURED CREDIT AGREEMENT

THIS FOURTH AMENDMENT AND LIMITED WAIVER AND CONSENT TO THE SENIOR SECURED CREDIT AGREEMENT, dated as of February 14, 2008 (this “Amendment”), in respect of and to that certain Senior Secured Credit Agreement, dated as of October 17, 2006, as amended by the First Amendment to the Credit Agreement, dated as of June 5, 2007, by the Second Amendment to the Credit Agreement, dated as of September 11, 2007 and by the Third Amendment to the Credit Agreement, dated as of February 4, 2008 (as further amended, modified, restated, amended and restated and/or supplemented from time to time, the “Credit Agreement”), by and among SILICON GRAPHICS, INC., a corporation formed under the laws of Delaware (the “Parent”), and certain of the Parent’s Subsidiaries identified on the signature pages thereto, as borrowers (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the other Credit Parties thereto from time to time, as Guarantors, the lenders party thereto from time to time (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., a corporation formed under the laws of Delaware (“Morgan Stanley”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”), as revolving agent for the Revolving Lenders (in such capacity, together with its successors and assigns, if any, the “Revolving Agent”), and MORGAN STANLEY & CO., INCORPORATED (“MS& Co.”) as collateral agent for the Secured Creditors (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Credit Agreement.

RECITALS:

WHEREAS, the Borrower intends to enter into that certain Stock Purchase Agreement dated as of February 14, 2008, among the Parent and the purchasers party thereto (the “Stock Purchase Agreement”) and into that certain Bill of Sale, dated as of February 14, 2008, among the Parent, as buyer, LB I Group, Inc., as collateral agent for certain secured parties, and the other parties thereto (the “Bill of Sale” and together with the Stock Purchase Agreement, the “Acquisition Documents”), pursuant to which and in accordance with the terms and conditions therein the Borrower intends to acquire selected assets of Linux Networx, Inc., a Delaware corporation (“Linux”), in exchange for up to 390,000 shares of Capital Stock (the “Linux Acquisition”);

WHEREAS, the Borrowers have requested that the aggregate principal amount of the Term Loans be increased from $127,500,000 to $132,500,000;

WHEREAS, the Administrative Agent, the Borrowers, the Required Lenders and each Lender making a Linux Incremental Term Loan Commitment (as defined below) are willing to consent to this Amendment pursuant to, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Credit Agreement.

SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

2.1 Article I, Section 1.03(a) is hereby amended and restated by deleting the section in its entirety and replacing it with the following:

“(a) Loan Commitments. Subject to the terms and conditions set forth herein, each Term Lender hereby severally agrees to make a term loan to the Borrowers (i) in the principal amount set forth opposite each such Term Lender’s name on Schedule B hereto to the Borrower on the Closing Date (each an “Initial Term Loan”), (ii) in the principal amount set forth opposite each such Term Lender’s name on Schedule C hereto to the Borrowers on the Effective Date (each an “Incremental Term Loan”) and (iii) in the principal amount set forth opposite each such Term Lender’s name on Schedule D hereto to the Borrowers on the Linux Effective Date (each a “Linux Incremental Term Loan” and together with the Initial Term Loans and Incremental Term Loans, the “Term Loans”), in each case in accordance with this Section 1.03. The aggregate principal amount of the Term Loans to be advanced shall not exceed one-hundred-thirty-two million five-hundred thousand Dollars ($132,500,000). Amounts repaid or prepaid under this Section 1.03 may not be reborrowed.”

2.2 Article I, Section 1.03(e) is hereby amended by deleting the table in its entirety and replacing it with the following:

Date	Term Loan Scheduled Repayment
December 26, 2008	$4,250,000
March 27, 2009	$4,250,000
June 26, 2009	$4,250,000
September 25, 2009	$4,250,000
December 25, 2009	$5,250,000
March 26, 2010	$5,250,000
June 25, 2010	$5,250,000
September 24, 2010	$5,250,000
December 24, 2010	$6,250,000
March 25, 2011	$6,250,000
June 24, 2011	$6,250,000
Maturity Date	$75,750,000

Total	$132,500,000

2.3 Article IV is hereby amended by adding the following new Section 4.04 as follows:

“Section 4.04. Conditions Precedent to the Linux Incremental Term Loans. The obligation of each Lender to make the Linux Incremental Term Loans requested on the Linux Effective Date shall be subject to the satisfaction, or waiver by the Administrative Agent of each of the following conditions precedent:

(a) Authority. The Administrative Agent shall have received certified copies of all resolutions, certificates or other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each Loan Document by a Credit Party and for the consummation of the transactions contemplated thereby. All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Linux Effective Date.

(b) Loan Documents. The Administrative Agent shall have received, on or before the Linux Effective Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent:

(i) this Agreement (including any amendments thereto);

(ii) the Notes, if any;

(iii) such corporate resolutions, certificates and other documents as the Administrative Agent reasonably requests; and

(iv) all other documents and legal matters in connection with the transactions contemplated by the Agreement (including any amendments thereto) shall have been delivered, executed, or recorded.

(c) No Change in Condition. There shall not have occurred any event, circumstance, change or condition since March 31, 2006, other than the filing of the Bankruptcy Petition, which could reasonably be expected to have a Material Adverse Effect.

(d) No Legal Impediment. No injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any Agent or any Lender, and such extension of credit shall not violate any requirement of applicable law.

(d) Consents, Etc. Each Credit Party shall have received all material consents and authorizations required pursuant to any material contract with any other Person and shall have obtained all material Permits of, or approvals from, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow such Credit Party lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations under the Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith, (B) consummate the transactions contemplated hereunder and under the other Loan Documents (including the making of the Incremental Term Loans) and (C) create and perfect the Liens on the Collateral to be owned by each of them to the extent, in the manner and for the purpose contemplated by the Loan Documents. Each Credit Party shall have received all shareholder, governmental and material third-party consents, licenses, approvals or evidence of other actions, necessary in connection with the execution and delivery of the Loan Documents, and the performance thereunder and the transactions contemplated by the Loan Documents, and any applicable waiting period shall have expired without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on such Credit Party or such transactions or that could seek to restrain or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(e) Solvency. Immediately after the incurrence of the Linux Incremental Term Loans on the Linux Effective Date, and after giving effect to such Linux Incremental Term Loans, and use of the proceeds of the Loans, the Credit Parties, taken as a whole, shall be Solvent.

(f) Opinions of Borrower’s Counsel. Within ten (10) business days after the incurrence of the Linux Incremental Term Loans, the Borrowers shall deliver to the Lenders, and the Lenders shall have received the opinion of Weil, Gotshal and Manges LLP, special counsel to the Borrowers and the Guarantors, in form and substance satisfactory to each of the Agents.

(g) Fees and Expenses Paid. There shall have been paid to the Agents all fees and, to the extent documented, expenses (including the reasonable legal fees of counsel to each of the Agents and any local counsel to the Agents) due and payable on or before the Linux Effective Date.

(h) Organizational Documents. The Administrative Agent shall have received on or before the Linux Effective Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto of each Credit Party, and copies of each Credit Party’s by-laws or limited liability company agreement, as applicable, in each case certified by the Secretary or Assistant Secretary of each Borrower as true and correct as of the Linux Effective Date.

(i) Certificates.

(i) The Administrative Agent shall have received, on the Linux Effective Date, a certificate of the Secretary or Assistant Secretary of each Borrower, dated the Linux Effective Date, as to the incumbency and signatures of its officers executing this Agreement (or any amendment thereto) and each other Loan Document to which each such Borrower is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(ii) The Administrative Agent shall have received, on the Linux Effective Date, a certificate of a Senior Officer of each Borrower, dated the Linux Effective Date, stating that to the knowledge of such officer and on behalf of each Credit Party (not in such officer’s individual capacity) all of the representations and warranties of each Credit Party contained herein or in any of the other Loan Documents are true and correct in all material respects on and as of the Linux Effective Date as if made on such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), that no breach of any covenant contained in Article VII, Article VIII or Article IX has occurred or would result from the execution, delivery of and performance under this Agreement (as amended as of the Linux Effective Date) and the transactions contemplated hereunder and that all of the conditions set forth in this Section 4.03 have been satisfied on such date (or shall, to the extent permitted therein, be satisfied substantially simultaneously with the incurrence of Loans on the Linux Effective Date).

(j) Representations and Warranties. Both before and after giving effect to the Linux Incremental Term Loans to be made on the Linux Effective Date, as the case may be, all of the representations and warranties of any Credit Party contained in Article V and in the other Loan Documents shall be true and correct in all material respects as if made on such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(k) No Defaults. No Event of Default or Default, and no default under any other Loan Document, shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents, or making the requested Linux Incremental Term Loans or the application of the proceeds therefrom.”

2.4 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Borrowing Date” in its entirety and replacing it with the following:

“Borrowing Date” means, as appropriate, (i) in the case of the Initial Term Loans, the Closing Date, (ii) in the case of the Incremental Term Loans, the Effective Date, or (iii) in the case of the Linux Incremental Term Loans, the Linux Effective Date.”

2.5 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Linux Effective Date” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Linux Effective Date” means the Business Day, on or before February 14, 2008, on which all of the conditions precedent set forth in Sections 4.01 and 4.04 are satisfied (or waived in accordance with this Agreement).

2.6 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Linux Incremental Term Loan” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Linux Incremental Term Loan” has the meaning ascribed to such term in Section 1.03(a).

2.7 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Linux Incremental Term Loan Commitment” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Linux Incremental Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender at such time to make a Linux Incremental Term Loan pursuant to the terms and conditions of this Agreement.”

2.8 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Pro Rata Share” in its entirety and replacing it with the following:

“Pro Rata Share” means (a) with respect to any Revolving Lender, the percentage obtained by dividing the Revolving Commitment of such Revolving Lender at such time by the Total Revolving Commitment at such time and (b) with respect to any Term Lender, the percentage obtained by dividing such Term Lender’s exposure under the Term Loans by the aggregate exposure under the Term Loans of all Term Lenders. The initial Pro Rata Shares are set out on Schedule B. The Pro Rata Shares of (i) the Incremental Term Loan Commitments and (ii) the Revolving Commitments as of February 4, 2008 are each set forth in Schedule C. The Pro Rata Shares of the Linux Incremental Term Loan Commitments are set out on Schedule D.”

2.9 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Term Lender” in its entirety and replacing it with the following:

“Term Lender” means a Lender that has a Linux Incremental Term Loan Commitment, an Incremental Term Loan Commitment and/or that has an outstanding Term Loan.

2.10 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Term Loan Commitment” in its entirety and replacing it with the following:

“Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender at such time to make (a) an Initial Term Loan, (b) an Incremental Term Loan, or (c) a Linux Incremental Term Loan, in each case pursuant to the terms and conditions of this Agreement.

2.11 Schedule D is hereby added and is attached hereto as Annex A.

SECTION 3. Limited Waiver and Consent.

3.1 Notwithstanding any other provision of the Credit Agreement, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Required Lenders (a) hereby consent to the Parent’s entry into the Linux Acquisition, pursuant to which the Parent will issue up to 390,000 shares of Capital Stock in the aggregate and will subsequently sell such Capital Stock to certain purchasers pursuant to the Stock Purchase Agreement, in exchange for substantially all of the assets to be acquired by the Parent pursuant to the Bill of Sale, and (b) and waive compliance with the requirements set forth in Section 8.07 of the Credit Agreement solely for the purpose of allowing the Borrower to consummate the Linux Acquisition on the terms and conditions set forth in the Acquisition Documents.

SECTION 4. Representations and Warranties. The Borrowers hereby represents and warrants as follows:

4.1 As of the date hereof, all of the representations and warranties contained in the each of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date thereto, in which case, such representations and warranties shall be true and correct as of such earlier date.

4.2 The execution, delivery and performance by each Borrower of this Amendment has been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the Borrowers and is enforceable against them in accordance with its terms, except as the enforcement hereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally or to general principles of equity.

4.3 The execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby including, for the avoidance of doubt, the Linux Acquisition by the Borrowers does not, and will not, contravene or conflict with any provision of (i) applicable law, (ii) any judgment, decree or order to which any Borrower or its property is subject, or (iii) the Governing Documents of the Borrowers and does not, and will not, contravene, conflict with or cause any Lien to arise under any provision of any indenture, agreement, mortgage, lease, instrument or other document, including the Loan Documents.

4.4 No Default or Event of Default has occurred and is continuing under any of the Loan Documents or will be triggered by the execution, delivery or performance of this Amendment or the Acquisition Documents or the consummation of the transactions contemplated thereby and hereby.

4.5 Each of the Credit Agreement and each of the other Loan Documents remain in full force and effect.

SECTION 5. Conditions Precedent to Effectiveness. This Amendment shall be effective upon the satisfaction of the following:

5.1 This Amendment shall have been duly executed and delivered by each Borrower, the Administrative Agent, the Required Lenders, and each Lender making a Linux Incremental Term Loan Commitment pursuant to the Credit Agreement and this Amendment.

5.2 No Default or Event of Default has occurred and is continuing under any Loan Document or will be triggered by the execution, delivery or performance of this Amendment or the consummation of the transactions contemplated hereby.

5.3 The representations and warranties contained herein shall be true and correct.

5.4 The Borrowers shall have paid the fees contained in the Fee Letter, dated the date hereof.

SECTION 6. Miscellaneous.

6.1 Certain Terms. All references in the Credit Agreement to the “Agreement,” “hereof,” “herein,” “hereunder” or any other words of similar import shall be deemed to be references to the Credit Agreement as amended by this Amendment.

6.2 No Waiver. The execution, delivery and effect of this Amendment shall be limited precisely as written and shall not be deemed to (i) be a consent to any waiver, amendment or modification of any term or condition of the Loan Documents except as specifically provided herein or (ii) prejudice any right, power or remedy that the Agents or any Lender now has or may have in the future under or in connection with the Loan Documents.

6.3 Confirmation of Guarantee. By executing and delivering this Amendment, each Guarantor hereby (a) confirms that the Lenders continue, and will continue, to have the benefit of the guaranty contained in the Credit Agreement and the execution and delivery of the Amendment does not in any way modify, reduce, revise, discharge or otherwise impair or affect the Guarantors’ obligations thereunder, (b) acknowledges that the guaranty contained in the Credit Agreement remains in full force and effect and (c) ratifies the guaranty and further ratifies and confirms any Liens granted by it to the Collateral Agent for the benefit of the Lenders under the Loan Documents.

6.4 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.5 Headings. The headings contained in this Amendment are solely for convenience and shall not be used or relied upon in any manner in the construction or interpretation of this Amendment.

6.6 Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all such counterparts, taken together, shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by electronic means shall be as effective as delivery of a manually executed counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date hereof.

BORROWERS:

SILICON GRAPHICS, INC.

BY:	/s/ Kathy Lanterman
Name: Kathy Lanterman
Title: Chief Financial Officer

SILICON GRAPHICS FEDERAL, INC.

BY:	/s/ Harry Fuchigama
Name: Harry Fuchigama
Title: Acting President and Secretary of Board of Directors

SILICON GRAPHICS WORLD TRADE CORPORATION

BY:	/s/ Kathy Lanterman
Name: Kathy Lanterman
Title:

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC., on behalf of the Lenders

BY:	/s/ Jim Farnes
Name: Jim Farnes
Title: Authorized Signatory

REVOLVING AGENT

MORGAN STANLEY SENIOR FUNDING, INC., on behalf of the Revolving Lenders
By:	/s/ Jim Farnes
Name: Jim Farnes
Title: Authorized Signatory

Annex A

A-1

SCHEDULE D

LINUX INCREMENTAL TERM LOAN COMMITMENTS AND PRO RATA SHARES

	Linux Incremental Term Loan Commitment	Pro Rata Share
Lenders:
LEHMAN COMMERCIAL PAPER INC.	$5,000,000	100%
Total	$5,000,000	100%

A-2